Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial

Results for the Quarter Ended June 30, 2014

HIGHLIGHTS

•	SNET bookings of $150 million, up 16% from Q2 last year

•	Non-GAAP revenue of $255 million, up 23% from Q2 last year

•	Operating free cash flow of $28 million, up 29% from Q2 last year

•	Non-GAAP operating income of $31 million, up 76% from Q2 last year

•	Adjusted EBITDA of $56 million, up 46% from Q2 last year

•	Reiterating organic 2014 financial guidance

NAPLES, FLA — July 31, 2014 — ACI Worldwide (NASDAQ: ACIW), a leading international provider of electronic payment and banking systems, today announced financial results for the period ended June 30, 2014. Management will host a conference call at 8:30 am ET to discuss these results as well as 2014 guidance. Interested persons may access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors or use the following numbers for dial-in participation: US/Canada: (866) 914-7436, International/Local: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference code 72317567. There will be a replay available for two weeks on (855) 859-2056 for US/Canada Dial-In and +1 (404) 537- 3406 for International/Local Dial-In participants.

“ACI had a strong second quarter, driven by continued market interest in our Universal Payments solutions and solid execution company wide,” commented Phil Heasley, President and CEO, ACI Worldwide. “We expect the addition of Retail Decisions to continue this momentum and we remain optimistic regarding the remainder of 2014 and beyond.”

FINANCIAL SUMMARY

Financial Results for Q2

Non-GAAP revenue in Q2 was $255 million, an increase of $47 million, or 23%, above the prior year quarter. Excluding the Official Payments contribution of $39 million, organic revenue grew 4%.

New sales bookings, net of term extensions (SNET) increased 16% compared to the prior year quarter, or 14% excluding the contribution from Official Payments. Our 12-month backlog increased by $2 million from last quarter to $885 million, while our 60-month backlog increased by $14 million from last quarter to $3.92 billion.

Non-GAAP operating income was $31 million for the quarter, versus $17 million in the prior year quarter. Adjusted EBITDA of $56 million grew 46%, or $18 million above last year’s $38 million. Net EBITDA margin in Q2 2014 was 25% versus 19% margin last year, after adjusting for $34 million and $7 million of pass through interchange fees in Q2 2014 and Q2 2013, respectively.

Q2 GAAP net income was $11 million, or $0.10 per diluted share, versus net income of $2 million, or $0.02 per diluted share in Q2 2013. The variance was primarily driven by higher revenues and cost containment.

We ended the second quarter with $55 million in cash on hand. Operating free cash flow (OFCF) for the quarter was $28 million, up from $22 million in Q2 of last year. The quarter ended with a debt balance of $753 million, down from $779 million in Q1.

Reiterating Guidance

Excluding contribution from the pending acquisition of Retail Decisions (ReD), we continue to expect to generate non-GAAP revenue in a range of $1.06 to $1.08 billion for the full year. We expect non-GAAP revenue of $250 to $260 million in the third quarter. Adjusted EBITDA expectations remain in a range of $290 to $300 million. This guidance excludes approximately $15 million of significant integration-related expenses and includes $2 million for the deferred revenue adjustments. If closed in the middle of the third quarter, we expect the acquisition of ReD will generate approximately $18 million in revenue and $4 million in adjusted EBITDA for the remainder of 2014 and we will update our financial guidance upon closing. Lastly, our full year 2014 net new sales bookings growth is expected to be in the upper single digit range.

About ACI Worldwide

ACI Worldwide, the Universal Payments company, powers electronic payments and banking for more than 5,000 financial institutions, retailers, billers and processors around the world. ACI software processes $13 trillion in payments and securities transactions for more than 250 of the leading global retailers, and 21 of the world’s 25 largest banks. Through our comprehensive suite of software products and hosted services, we deliver a broad range of solutions for payment processing; card and merchant management; online banking; mobile, branch and voice banking; fraud detection; trade finance; and electronic bill presentment and payment. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude certain business combination accounting entries related to the acquisitions of S1 Corporation and Online Resources Corporation and significant transaction-related expenses, as well as other significant non-cash expenses such as depreciation, amortization and share-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•	Non-GAAP revenue: revenue plus deferred revenue that would have been recognized in the normal course of business by S1 and Online Resources if not for GAAP purchase accounting requirements. Non-GAAP revenue should be considered in addition to, rather than as a substitute for, revenue.

•	Non-GAAP operating income: operating income (loss) plus deferred revenue that would have been recognized in the normal course of business by S1 and Online Resources if not for GAAP purchase accounting requirements and significant transaction-related expenses. Non-GAAP operating income should be considered in addition to, rather than as a substitute for, operating income (loss).

•	Adjusted EBITDA: net income (loss) plus income tax expense (benefit), net interest income (expense), net other income (expense), depreciation, amortization and non-cash compensation, as well as deferred revenue that would have been recognized in the normal course of business by S1 and Online Resources if not for GAAP purchase accounting requirements and significant transaction related expenses. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income (loss).

ACI is also presenting operating free cash flow, which is defined as net cash provided by operating activities, plus net after-tax payments associated with employee-related actions and facility closures, net after-tax payments associated with significant transaction-related costs, net after-tax payments associated with IBM IT outsourcing transition and termination, and less capital expenditures. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

ACI also includes backlog estimates, which include all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License, facilities management, and software hosting arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) interest in our Universal Payments solutions; (ii) expectations regarding the acquisition of Retail Decisions; (iii) optimism regarding the remainder of 2014 and beyond; (iv) expectations regarding revenue, adjusted EBITDA, and sales, net of term guidance in 2014; (v) expectations regarding Q3 2014 revenue; and (vi) expectations relating to the timing of the close of Retail Decisions and the revenue and EBITDA contributions during the remainder of 2014.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include but are not limited to, increased competition, the performance of our strategic product, UP BASE24-eps, demand for our products, restrictions and other financial covenants in our credit facility, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, risks related to the expected benefits to be achieved in the transaction with Online Resources and Official Payments, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, and volatility in our stock price. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, Registration Statement on Form S-4, and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	June 30,	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$54,982	$95,059
Receivables, net of allowances of $4,722 and $4,459, respectively	206,901	203,575
Deferred income taxes, net	74,247	47,593
Recoverable income taxes	3,009	2,258
Prepaid expenses	21,580	22,549
Other current assets	29,884	65,328

Total current assets	390,603	436,362

Property and equipment, net	54,731	57,347
Software, net	191,465	191,468
Goodwill	668,566	669,217
Intangible assets, net	224,505	237,693
Deferred income taxes, net	41,740	48,852
Other noncurrent assets	42,594	40,912

TOTAL ASSETS	$1,614,204	$1,681,851

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$41,235	$43,658
Employee compensation	36,665	35,623
Current portion of long-term debt	59,141	47,313
Deferred revenue	141,388	122,045
Income taxes payable	2,625	1,192
Deferred income taxes, net	691	753
Other current liabilities	55,639	95,016

Total current liabilities	337,384	345,600

Noncurrent liabilities
Deferred revenue	48,229	45,656
Long-term debt	693,500	708,070
Deferred income taxes, net	10,078	11,000
Other noncurrent liabilities	22,347	27,831

Total liabilities	1,111,538	1,138,157

Commitments and contingencies
Stockholders’ equity
Preferred stock; $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at June 30, 2014 and December 31, 2013	—	—
Common stock; $0.005 par value; 280,000,000 shares authorized; 139,820,388 shares issued at June 30, 2014 and December 31, 2013	698	698
Additional paid-in capital	547,201	542,697
Retained earnings	269,317	263,855
Treasury stock, at cost, 25,736,694 and 23,255,421 shares at June 30, 2014 and December 31, 2013, respectively	(300,454)	(240,241)
Accumulated other comprehensive loss	(14,096)	(23,315)

Total stockholders’ equity	502,666	543,694

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,614,204	$1,681,851

Note: All references to share amounts have been retroactively adjusted to reflect the July 10, 2014 three-for-one stock split for all periods presented.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
License	$61,377	$53,714	$97,079	$95,070
Maintenance	62,309	57,830	124,808	116,464
Services	24,991	26,964	47,579	50,893
Hosting	106,131	67,322	206,815	105,400

Total revenues	254,808	205,830	476,281	367,827

Operating expenses
Cost of license (1)	6,897	6,169	12,633	12,087
Cost of maintenance, services and hosting (1)	112,595	82,573	220,482	144,444
Research and development	38,876	38,391	76,332	75,540
Selling and marketing	28,007	27,538	55,916	52,612
General and administrative	24,682	26,147	49,798	51,184
Depreciation and amortization	17,010	13,490	34,088	24,447

Total operating expenses	228,067	194,308	449,249	360,314

Operating income	26,741	11,522	27,032	7,513

Other income (expense)
Interest expense	(9,329)	(6,053)	(18,504)	(9,950)
Interest income	135	211	334	342
Other, net	(3,901)	(1,519)	(4,958)	1,646

Total other income (expense)	(13,095)	(7,361)	(23,128)	(7,962)

Income (loss) before income taxes	13,646	4,161	3,904	(449)
Income tax expense (benefit)	2,409	2,280	(1,558)	(164)

Net income (loss)	$11,237	$1,881	$5,462	$(285)

Income (loss) per common share
Basic	$0.10	$0.02	$0.05	$(0.00)
Diluted	$0.10	$0.02	$0.05	$(0.00)
Weighted average common shares outstanding
Basic	113,907	119,505	114,663	118,781
Diluted	115,977	121,502	116,812	118,781

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

Note: All references to share and per share amounts have been retroactively adjusted to reflect the July 10, 2014 three-for-one stock split for all periods presented.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$11,237	$1,881
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	5,234	4,200
Amortization	15,309	12,720
Amortization of deferred debt issuance costs	1,332	1,556
Deferred income taxes	(857)	(680)
Stock-based compensation expense	4,416	3,774
Excess tax benefit of stock options exercised	(312)	(373)
Other	734	3,992
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(6,156)	(8,643)
Accounts payable	(1,723)	(1,516)
Accrued employee compensation	4,239	4,269
Current income taxes	(1,438)	(498)
Deferred revenue	(6,559)	5,799
Other current and noncurrent assets and liabilities	7,610	(3,777)

Net cash flows from operating activities	33,066	22,704

Cash flows from investing activities:
Purchases of property and equipment	(4,091)	(2,809)
Purchases of software and distribution rights	(3,411)	(1,814)
Other	(1,500)	—

Net cash flows from investing activities	(9,002)	(4,623)

Cash flows from financing activities:
Proceeds from issuance of common stock	686	463
Proceeds from exercises of stock options	1,230	1,719
Excess tax benefit of stock options exercised	312	373
Repurchases of common stock	—	(12,068)
Repurchase of restricted stock and performance shares for tax withholdings	(30)	(54)
Proceeds from revolving credit facility	10,000	—
Repayment of revolving credit facility	(27,000)	—
Repayment of term portion of credit agreement	(8,871)	(9,375)
Payments on other debt and capital leases	(6,305)	(3,379)
Payment for debt issuance costs	—	(264)
Distribution to noncontrolling interest	(1,391)	—

Net cash flows from financing activities	(31,369)	(22,585)

Effect of exchange rate fluctuations on cash	3,351	(239)

Net decrease in cash and cash equivalents	(3,954)	(4,743)
Cash and cash equivalents, beginning of period	58,936	112,484

Cash and cash equivalents, end of period	$54,982	$107,741

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$5,462	$(285)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation	10,558	7,964
Amortization	30,591	23,142
Amortization of deferred debt issuance costs	2,680	2,516
Deferred income taxes	(12,134)	(6,776)
Stock-based compensation expense	9,188	7,724
Excess tax benefit of stock options exercised	(4,382)	(1,681)
Other	671	2,035
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(9,279)	22,028
Accounts payable	(3,203)	(10,731)
Accrued employee compensation	659	(8,012)
Current income taxes	4,728	3,780
Deferred revenue	20,337	21,737
Other current and noncurrent assets and liabilities	(7,553)	(5,810)

Net cash flows from operating activities	48,323	57,631

Cash flows from investing activities:
Purchases of property and equipment	(8,319)	(9,050)
Purchases of software and distribution rights	(6,991)	(4,578)
Acquisition of businesses, net of cash acquired	—	(264,202)
Other	(1,500)	—

Net cash flows from investing activities	(16,810)	(277,830)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,338	938
Proceeds from exercises of stock options	4,117	5,583
Excess tax benefit of stock options exercised	4,382	1,681
Repurchases of common stock	(70,000)	(12,068)
Repurchase of restricted stock and performance shares for tax withholdings	(4,533)	(5,574)
Proceeds from term portion of credit agreement	—	300,000
Proceeds from revolving credit facility	50,000	—
Repayment of revolving credit facility	(35,000)	—
Repayment of term portion of credit agreement	(17,742)	(13,125)
Payments on other debt and capital leases	(6,687)	(11,717)
Payment for debt issuance costs	(163)	(9,536)
Distribution to noncontrolling interest	(1,391)	—

Net cash flows from financing activities	(75,679)	256,182

Effect of exchange rate fluctuations on cash	4,089	(4,571)

Net increase (decrease) in cash and cash equivalents	(40,077)	31,412
Cash and cash equivalents, beginning of period	95,059	76,329

Cash and cash equivalents, end of period	$54,982	$107,741

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE THREE MONTHS ENDED June 30,
Selected Non-GAAP Financial Data	2014 GAAP	Adj	2014 Non-GAAP	2013 GAAP	Adj	2013 Non-GAAP	$ Diff	% Diff
Total revenues (2)	$254,808	$459	$255,267	$205,830	$2,001	$207,831	$47,436	23%
Total expenses (3)	228,067	(3,502)	224,565	194,308	(3,922)	190,386	34,179	18%
Operating income (loss)	26,741	3,961	30,702	11,522	5,923	17,445	13,257	76%
Income (Loss) before income taxes	13,646	3,961	17,607	4,161	5,923	10,084	7,523	75%
Income tax expense (benefit) (4)	2,409	1,386	3,795	2,280	2,073	4,353	(558)	-13%

Net income (loss)	$11,237	$2,575	$13,812	$1,881	$3,850	$5,731	$8,081	141%

Depreciation	5,234	—	5,234	4,200	—	4,200	1,034	25%
Amortization—acquisition related intangibles	5,803	—	5,803	4,803	—	4,803	1,000	21%
Amortization—acquisition related software	5,125	—	5,125	4,507	—	4,507	618	14%
Amortization—other	4,381	—	4,381	3,410	—	3,410	971	29%
Stock-based compensation (5)	4,416	—	4,416	3,774	—	3,774	642	17%

Adjusted EBITDA	$51,700	$3,961	$55,661	$32,216	$5,923	$38,139	$17,522	46%

Earnings per share information
Weighted average shares outstanding
Basic (5)	113,907	113,907	113,907	119,505	119,505	119,505
Diluted (5)	115,977	115,977	115,977	121,502	121,502	121,502
Earnings per share
Basic (5)	$0.10	$0.02	$0.12	$0.02	$0.03	$0.05	$0.07	153%
Diluted (5)	$0.10	$0.02	$0.12	$0.02	$0.03	$0.05	$0.07	152%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for ORCC deferred revenue that would have been recognized in the normal course of business but was not recognized due to GAAP purchase accounting requirements.
(3)	Expense for significant transaction related transactions, including, $1.4 million for employee related actions, $0.6 million for data center moves and $1.5 million for professional and other fees in 2014 and $2.4 million for employee related actions and $1.5 million for other professional fees in 2013.
(4)	Adjustments tax effected at 35%.
(5)	All references to share and per share amounts have been retroactively adjusted to reflect the July 10, 2014 three-for-one stock split for all periods presented.

	Quarter Ended June 30,
Reconciliation of Operating Free Cash Flow (millions)	2014	2013
Net cash provided (used) by operating activities	$33.1	$22.7
Payments associated with acquired opening balance sheet liabilities	0.3	—
Net after-tax payments associated with employee-related actions (4)	0.9	2.1
Net after-tax payments associated with lease terminations (4)	0.2	0.2
Net after-tax payments associated with significant transaction related expenses (4)	1.2	1.4
Less capital expenditures	(7.5)	(4.6)

Operating Free Cash Flow	$28.2	$21.8